Exhibit 99.1

Digital River Exceeds Q2 Revenue and Earnings Expectations and Raises 2004 Guidance; Increases Q2 Year-over-Year Revenue 53 Percent and GAAP Net Income 143 Percent

    MINNEAPOLIS--(BUSINESS WIRE)--July 21, 2004--Digital River, Inc. (Nasdaq:DRIV):

    --  Increased year-to-date revenue 41 percent

    --  Increased year-to-date GAAP net income 112 percent

    --  Grew year-over-year working capital five-fold to $146 million

    Digital River, Inc. (Nasdaq:DRIV), a global leader in e-commerce outsourcing, today reported revenue of $34.9 million for the quarter ended June 30, 2004. This represents a year-over-year increase of more than 53 percent from revenue of $22.8 million in the second quarter of last year, and a nearly 9.5 percent sequential increase from the $31.9 million in net revenue generated in the first quarter of 2004. This performance exceeded the Company's previous second quarter 2004 revenue guidance of $31.5 million.
    GAAP Results: In the second quarter, net income was $6.8 million, or $0.19 per share on a diluted basis. This compared to net income of $2.8 million, or $0.09 per diluted share, for the same period last year, and $7.6 million, or $0.22 per diluted share in the first quarter of 2004. These results also exceeded guidance previously provided by the Company.
    Proforma Results: Digital River's net income for the second quarter of 2004, prior to the amortization of acquisition-related expenses, was $9.0 million, or $0.25 per share, on a diluted basis. This compares to net income, on a similar basis, of $4.0 million, or $0.13 per diluted share, in the second quarter of 2003, and net income of $9.2 million, or $0.26 per diluted share, on a similar basis in the prior quarter.
    "Our second quarter results exceeded our revenue and earnings per share expectations," said Joel Ronning, Digital River's chief executive officer. "Digital River continues to build market momentum and increasing levels of profitability. We are generating e-commerce sales on behalf of our clients and expanding our international footprint. In addition, we are closing strategic and accretive acquisitions. Our second quarter acquisitions of element 5 and Fireclick are on plan and meeting important integration milestones. Our solid performance reinforces our confidence in the long-term outlook of this company. We remain focused on our core business model and committed to further driving Digital River's impressive growth."
    During the second quarter, Digital River expanded and redeployed its research and development team to advance its new self-service, remote-control technology, as well as the international and e-marketing capabilities on its next-generation e-commerce platform. In accordance with GAAP, the Company capitalized approximately $0.02 per share of software development costs related to these efforts.
    "As a result of these developments on our next-generation platform, we intend to offer our clients significantly more self-service, remote-control functionality as well as increased revenue potential in global e-commerce markets and more extensive e-marketing tools for driving online sales," said Ronning. "We are excited about these development efforts because we believe they will not only deliver a new era of tremendous scalability, but also directly support the increased operating margins that we announced last quarter. To accomplish these objectives, we expect our investment in research and development will remain at higher than historical levels throughout the balance of the year."
    For the six months ended June 30, 2004, revenue totaled $66.7 million, a nearly 41 percent increase from $47.4 million in the same period last year. GAAP net income totaled $14.4 million, or $0.40 per diluted share through June 30, 2004, as compared to net income of $6.8 million, or $0.22 per diluted share, in the prior year. For the first six months of 2004, net income, prior to the amortization of acquisition-related expenses, was $18.2 million, or $0.51 per share on a diluted basis. This compares to net income, on a similar basis, of $9.3 million, or $0.30 per diluted share, for the first six months of 2003.
    In the second quarter of 2004, Digital River's gross margins averaged 85.8 percent, a nearly 250 basis point improvement over gross margins during the same period last year. This is a 191 basis point decrease from the first quarter of 2004. For the first six months of 2004, gross margins were 86.7 percent, as compared to 83.8 percent in the first half of 2003. This is a more than 290 basis point year-over-year improvement.
    As of June 30, 2004, Digital River's cash and investments totaled $205.4 million, a more than $147 million increase from June 30, 2003, and a nearly $55 million increase from March 31, 2004. The second quarter increase in cash and investments can be attributed to the $175 million that the company raised through the issuance of 1.25 percent contingent convertible senior notes and an increase in Digital River's operating cash, which was partially offset by the approximately $128 million used in the Company's acquisition of element 5 AG and Fireclick, Inc. Net working capital totaled $146.4 million at June 30, 2004, a $120 million increase from June 30, 2003, and a $51.7 million increase from March 31, 2004.

    Business Outlook

    Forward-looking guidance for the third quarter ending September 30, 2004, is as follows:

    --  Revenue is expected to be $37 million.

    --  GAAP diluted earnings per share is expected to be $0.21.

    -- Diluted pro forma earnings per share, prior to the amortization of acquisition-related costs, is expected to be $0.27.

    Forward-looking guidance for the full-year ending December 31, 2004, is as follows:

    -- Revenue is expected to be $145 million, up from the Company's previous guidance of $142 million;

    -- GAAP diluted earnings per share is expected to be $0.90, up from the Company's previous guidance of $0.87; and

    -- Diluted pro forma earnings per share, prior to the amortization of acquisition-related costs, is expected to be $1.13, up from the Company's previous guidance of $1.10.

    Note: A reconciliation of the pro forma measurement data above is provided as a table following the condensed financial statements accompanying this announcement. Further information regarding the Company's use of non-GAAP financial data has been included in the Company's Form 8-K filed with the Securities and Exchange Commission on July 21, 2004.
    Digital River will hold a second quarter conference call today at 4:45 p.m. Eastern Daylight Time. To access the call, please dial 877-422-0170 inside the United States or Canada, or 706-679-5647 from international locations. In addition, the call can be heard via webcast at http://phx.corporate-ir.net/phoenix.zhtml?c=94762&p=irol-irhome.
Please install any necessary audio software.

    About Digital River, Inc.

    Digital River, Inc., a global leader in e-commerce outsourcing, builds and manages online businesses for more than 40,000 software publishers, manufacturers, distributors and online retailers. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company's comprehensive platform offers site development and hosting, order management, fraud prevention, site merchandising, advanced reporting and analytics, product fulfillment, e-marketing and multi-lingual customer service.
    Founded in 1994, Digital River is headquartered in Minneapolis with offices in Chicago, Mountain View, California, London, and Cologne, Germany. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

    Forward-Looking Statements

    In addition to the historical information contained herein, this press release contains forward-looking statements, including statements regarding the Company's anticipated future growth and financial performance as well as statements containing the words, "believes," "anticipates," "expects," and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the Company's limited operating history and variability of operating results; competition in the electronic commerce market; and other risk factors referenced in the Company's public filings with the Securities and Exchange Commission.

    Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.



Digital River, Inc.
Second Quarter Results
(Unaudited, in thousands, except per share amounts)
Condensed Consolidated Balance Sheets

                                      As of
                             -----------------------
                              June 30,   December 31,
                                2004        2003
                             ----------- -----------
Assets
------
 Current assets
   Cash and investments      $  205,387  $  131,922
   Other current assets          15,647      10,895
                             ----------- -----------
     Total current assets       221,034     142,817
 Property and equipment, net     16,924      14,634
 Goodwill, intangibles and
  other assets                  166,275      32,207
                             ----------- -----------
 Total assets                $  404,233  $  189,658
                             =========== ===========
Liabilities and stockholders'
 equity
-----------------------------
 Current liabilities
   Accounts payable          $   56,299  $   41,814
   Deferred revenue               4,047       3,572
   Accrued payroll and other
    liabilities                  14,308      12,420
                             ----------- -----------
     Total current
      liabilities                74,654      57,806
 Convertible senior notes       175,000
 Stockholders' equity           154,579     131,852
                             ----------- -----------
 Total liabilities and
  stockholders' equity       $  404,233  $  189,658
                             =========== ===========

Condensed Consolidated Statements of Operations

                               Three months ended     Six months ended
                                     June 30,             June 30,
                             ----------------------- -----------------
                                 2004        2003      2004     2003
                             ----------- ----------- -------- --------
Revenue                      $   34,877  $   22,764  $66,732  $47,364
Costs and expenses:
-------------------
 Direct cost of services          1,449         939    2,067    1,881
 Network and infrastructure       3,506       2,857    6,806    5,803
 Sales and marketing             11,407       8,978   22,875   18,250
 Product research and
  development                     3,645       2,594    6,569    4,982
 General and administrative       3,856       1,978    6,693    4,269
                             ----------- ----------- -------- --------
   Earnings before interest,
    taxes, depreciation and
    amortization                 11,014       5,418   21,722   12,179
Depreciation and amortization     1,859       1,652    3,470    3,240
Amortization of acquisition
 related costs                    2,267       1,246    3,846    2,467
                             ----------- ----------- -------- --------
   Earnings from operations       6,888       2,520   14,406    6,472
Interest income / (expense)        (132)        247      (35)     317
                             ----------- ----------- -------- --------
   Net earnings              $    6,756  $    2,767  $14,371  $ 6,789
                             =========== =========== ======== ========
Net earnings per share -
 basic                       $     0.21  $     0.10  $  0.45  $  0.24
                             =========== =========== ======== ========
Net earnings per share -
 diluted                     $     0.19  $     0.09  $  0.40  $  0.22
                             =========== =========== ======== ========
Weighted average shares
 outstanding - basic             32,064      28,195   31,842   27,903
Weighted average shares
 outstanding - diluted           35,981      31,790   35,515   31,101

Note: Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-GAAP financial measure. The presentation of this measure should be considered in addition to, not as a substitute, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.


Digital River, Inc.
Pro Forma Reconciliations
Unaudited, in thousands, except per share amounts
-------------------------------------------------



                        Three months ended   Three    Six months ended
                              June 30,       Months        June 30,
                        -------------------  Ended    ----------------
                                            March 31,
                          2004      2003      2004      2004    2003
                        --------- --------- --------- -------- -------
Pro Forma Financial
 Reconciliations:
-------------------
Net earnings per GAAP   $  6,756  $  2,767  $  7,615  $14,371  $6,789
Add back amortization of
 acquisition related
 costs                     2,267     1,246     1,579    3,846   2,467
                        --------- --------- --------- -------- -------
Pro Forma earnings      $  9,023  $  4,013  $  9,194  $18,217  $9,256
                        ========= ========= ========= ======== =======

Pro Forma net earnings
 per share - diluted    $   0.25  $   0.13  $   0.26  $  0.51  $ 0.30
                        ========= ========= ========= ======== =======
Pro Forma weighted
 average shares
 outstanding - diluted    35,981    31,790    35,059   35,515  31,101


                           Q3     Full Year
                          2004      2004
                        Guidance  Guidance
                        --------- ---------
Pro Forma Guidance EPS
 Reconciliations:
----------------------
Expected net earnings
 per share - GAAP       $   0.21  $   0.90
Expected add back of
 amortization of
 acquisition related
 costs                  $   0.06  $   0.23
                        --------- ---------
Expected Pro Forma
 Guidance Earnings per
 Share                  $   0.27  $   1.13
                        ========= =========

    CONTACT: Digital River, Inc., Minneapolis
             Investor Contact:
             Carter Hicks, 952-253-8406
             investorrelations@digitalriver.com
             or
             Media Contact:
             Gerri Dyrek, 952-253-8396
             publicrelations@digitalriver.com